Exhibit 99(a)

Windstream reports second-quarter results

•	Business service revenues were $913 million, a 2 percent increase year-over-year

•	Consumer broadband service revenues were $120 million, a 6 percent increase year-over-year

•	Total revenues and sales were $1.51 billion, a decline of 2 percent year-over-year

•	Adjusted OIBDA was $582 million, a decline of 1 percent year-over-year

•	Total enterprise customers grew 6 percent year-over-year

Release date: Aug. 8, 2013

LITTLE ROCK, Ark. - Windstream Corp. (Nasdaq: WIN) today reported continued growth in strategic revenue in its second-quarter results.

Strategic revenue, which consists of total business and consumer broadband revenues, grew 3 percent year-over-year and represents 71 percent of the company's total revenues.

“Our strategy to reposition Windstream in growth areas is driving steady results,” said Jeff Gardner, president and CEO. “Additionally, we continue to strike a prudent balance among reinvesting in the company, paying an attractive dividend and reducing debt over time.”

Pro Forma Results

Windstream continued to drive profitable growth in both its business and consumer broadband segments during the quarter.

Total enterprise customers, who generate $750 or more in revenue per month, grew 6 percent year-over-year. Average service revenue per business customer per month increased 7 percent from the same period a year ago.

Business service revenues were $913 million in the second quarter, a 2 percent increase year-over-year.

Data and integrated services revenues were $405 million, an increase of 8 percent from the same period a year ago, primarily due to growth in integrated voice and data services, data center and managed services. The company has opened three new data centers in Chicago, Nashville, Tenn., and Raleigh-Durham, N.C., this year providing ample capacity to meet the strong demand for data center services.

Carrier service revenues were $166 million, an increase of 1 percent year-over-year.

Consumer broadband service revenues were $120 million, up 6 percent from the same period in 2012, driven by increased sales of broadband features and faster speeds. Total average revenue per customer increased 7 percent year-over-year.

Overall consumer service revenues were $327 million, a decrease of 3 percent from the same period a year ago.

The company's business and consumer broadband results helped offset continued declines in its wholesale business during the quarter.

Wholesale revenues in the second quarter were $151 million, a decline of 13 percent from the same period a year ago due to lower intrastate access rates as part of intercarrier compensation reform implemented in July 2012 and lower switched access revenues from declining consumer voice lines.

Total revenues and sales increased $6 million from the first quarter to $1.51 billion, a decline of 2 percent from the same period a year ago.

Exhibit 99(a)

Adjusted OIBDA was $582 million, a decline of 1 percent year-over-year.

Adjusted capital expenditures were $221 million in the second quarter. In addition, the company spent $8 million in integration capital related to PAETEC network optimization opportunities and a billing system conversion.

Adjusted free cash flow was $170 million during the second quarter.

GAAP Results

In the second quarter under Generally Accepted Accounting Principles (GAAP), Windstream reported total revenues and sales of $1.51 billion, operating income of $228 million and net income of $40 million, or 6 cents per share. That compares to total revenues and sales of $1.53 billion, operating income of $233 million and net income of $51 million, or 9 cents per share, during the same period in 2012.

GAAP results include approximately 1 cent in after-tax merger and integration and restructuring expense. Excluding these non-operational charges, adjusted earnings per share would have been 7 cents for the second quarter.

Updated Financial Outlook for 2013

Windstream updated its financial outlook for the remainder of the year. The company now expects total revenue to decline 1 percent to 3 percent compared to 2012 largely due to a modestly softer business sales environment and continuing pressure in the carrier transport business.

The company affirmed its previous guidance of expected adjusted OIBDA to range from a 3 percent decline to a 1 percent increase compared to the prior year.

Adjusted capital expenditures are expected to range from $815 million to $830 million, excluding $25 million in integration capital.

The company expects cash tax payments of $20 million and adjusted free cash flow between $860 million and $960 million, representing a dividend payout ratio of 61 percent to 68 percent.

Windstream also announced it is exploring the formation of a holding company to become the new publicly traded parent company of Windstream and its subsidiaries. The modified ownership design would enhance Windstream's corporate structure, strengthen its credit profile and provide greater financial flexibility. The revised corporate structure would mirror that of similar large companies.

Windstream does not anticipate a change in its current dividend practice as a result of the formation of a holding company. The company will make a final decision regarding the proposed structure after all regulatory approvals are obtained and its analysis is completed.

Conference call:

Windstream will hold a conference call at 7:30 a.m. CDT today to review the company's second-quarter results.

To access the call:

Interested parties can access the call by dialing 1-877-374-3977, conference ID 94495775, ten minutes prior to the start time.

Exhibit 99(a)

To access the call replay:

A replay of the call will be available beginning at 10:30 a.m. CDT today and ending at midnight on Aug. 15. The replay can be accessed by dialing 1-855-859-2056, conference ID 94495775.

Webcast information:

The conference call also will be streamed live over the company's website at www.windstream.com/investors. Financial, statistical and other information related to the call will be posted on the site. A replay of the webcast will be available on the website beginning at 10:30 a.m. CDT today.

About Windstream

Windstream Corp. (Nasdaq: WIN), a FORTUNE 500 and S&P 500 company, is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. For more information, visit www.windstream.com.

Pro forma results adjust results of operations under GAAP to exclude all merger and integration costs related to strategic transactions and the results of operations of the energy business acquired as part of PAETEC. A reconciliation of pro forma results to the comparable GAAP measures is available on the company's Web site at www.windstream.com/investors. Adjusted OIBDA is operating income before depreciation and amortization and merger and integration costs and removes the impact of restructuring charges, pension expense and stock-based compensation. Adjusted free cash flow is adjusted OIBDA, excluding merger and integration expense, minus cash interest, cash taxes and adjusted capital expenditures.

Windstream claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, Windstream's 2013 guidance ranges for revenue, adjusted OBIDA, adjusted capital expenditures, cash tax payments, amounts of adjusted free cash flow, and dividend payout ratio. These statements, along with other forward-looking statements, including statements regarding Windstream's current dividend practice and its ability to generate cash flows in future periods, are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in Windstream's forward-looking statements include, among others:

•	further adverse changes in economic conditions in the markets served by Windstream;

•	the extent, timing and overall effects of competition in the communications business;

•	the impact of new, emerging or competing technologies;

•
for certain operations where Windstream leases facilities from other carriers, adverse effects on the availability, quality of service, price of facilities and services provided by other carriers on which Windstream's services depend;

•
the uncertainty regarding the implementation of the Federal Communications Commission's ("FCC") rules on intercarrier compensation adopted in 2011, and the potential for the adoption of further rules by the FCC or Congress on intercarrier compensation and/or universal service reform proposals that result in a significant loss of revenue to Windstream;

•	unfavorable rulings by state public service commissions in proceedings regarding universal service funds, inter-carrier compensation or other matters that could reduce revenues or increase expenses;

Exhibit 99(a)

•	material changes in the communications industry that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	earnings on pension plan investments significantly below Windstream's expected long term rate of return for plan assets or a significant change in the discount rate;

•	the availability and cost of financing in the corporate debt markets;

•	the potential for adverse changes in the ratings given to Windstream's debt securities by nationally accredited ratings organizations;

•
the risks associated with non-compliance by Windstream with regulations or statutes applicable to government programs under which Windstream receives material amounts of end user revenue and government subsidies, or non-compliance by Windstream, its partners, or its subcontractors with any terms of its government contracts;

•	the risks associated with the integration of acquired businesses or the ability to realize anticipated synergies, cost savings and growth opportunities;

•	unfavorable results of litigation or intellectual property infringement claims asserted against Windstream;

•	the effects of federal and state legislation, and rules and regulations governing the communications industry;

•	continued loss of consumer voice lines;

•	the impact of equipment failure, natural disasters or terrorist acts;

•	the effects of work stoppages by Windstream employees or employees of other communications companies on whom Windstream relies for service; and

•
those additional factors under "Risk Factors" in Item 1A of Part I of Windstream's Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission at www.sec.gov.

In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

Windstream undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause Windstream's actual results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties that may affect Windstream's future results included in other filings by Windstream with the Securities and Exchange Commission at www.sec.gov.

-end-

Media Contact:
David Avery, 501-748-5876
david.avery@windstream.com

Investor Contact:
Mary Michaels, 501-748-7578
mary.michaels@windstream.com

Exhibit 99(a)

WINDSTREAM CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)	THREE MONTHS ENDED				SIX MONTHS ENDED
			Increase				Increase
	June 30,	June 30,	(Decrease)		June 30,	June 30,	(Decrease)
	2013	2012	Amount	%	2013	2012	Amount	%
UNDER GAAP (A):
Revenues and sales:
Service revenues	$1,449.8	$1,469.1	$(19.3)	(1)	$2,905.0	$2,955.4	$(50.4)	(2)
Product sales	56.3	65.3	(9.0)	(14)	101.5	117.3	(15.8)	(13)
Total revenues and sales	1,506.1	1,534.4	(28.3)	(2)	3,006.5	3,072.7	(66.2)	(2)
Costs and expenses:
Cost of services (exclusive of depreciation and amortization included below)	646.8	655.7	(8.9)	(1)	1,288.1	1,315.9	(27.8)	(2)
Cost of products sold	50.4	57.6	(7.2)	(13)	93.8	102.5	(8.7)	(8)
Selling, general and administrative	239.3	238.0	1.3	1	479.1	490.1	(11.0)	(2)
Depreciation and amortization	332.4	320.0	12.4	4	661.9	632.1	29.8	5
Merger and integration costs	6.8	19.4	(12.6)	(65)	11.9	41.7	(29.8)	(71)
Restructuring charges	2.7	10.3	(7.6)	(74)	7.6	11.2	(3.6)	(32)
Total costs and expenses	1,278.4	1,301.0	(22.6)	(2)	2,542.4	2,593.5	(51.1)	(2)
Operating income	227.7	233.4	(5.7)	(2)	464.1	479.2	(15.1)	(3)
Other (expense) income, net	(1.7)	3.2	(4.9)	*	0.6	9.8	(9.2)	(94)
(Loss) gain on early extinguishment of debt	—	—	—	*	(13.8)	1.9	(15.7)	*
Interest expense	(162.0)	(153.5)	(8.5)	(6)	(330.9)	(310.0)	(20.9)	(7)
Income from continuing operations before income taxes	64.0	83.1	(19.1)	(23)	120.0	180.9	(60.9)	(34)
Income taxes	24.3	31.6	(7.3)	(23)	28.0	68.9	(40.9)	(59)
Income from continuing operations	39.7	51.5	(11.8)	(23)	92.0	112.0	(20.0)	(18)
Discontinued operations	—	(0.5)	0.5	*	—	(0.6)	0.6	*
Net income	$39.7	$51.0	$(11.3)	(22)	$92.0	$111.4	$(19.4)	(17)

Weighted average common shares	588.6	584.6	4.0	1	587.7	584.1	3.6	1
Common stock outstanding	592.8	588.1	4.7	1

Basic and diluted earnings per share:
Net income	$.06	$.09	($.03)	(33)	$.15	$.19	($.04)	(21)

PRO FORMA RESULTS OF OPERATIONS (B):
Revenues and sales	$1,506.1	$1,534.4	$(28.3)	(2)	$3,006.5	$3,072.7	$(66.2)	(2)
OIBDA (C)	$566.9	$572.8	$(5.9)	(1)	$1,137.9	$1,153.0	$(15.1)	(1)
Adjusted OIBDA (D)	$582.3	$590.6	$(8.3)	(1)	$1,169.4	$1,178.0	$(8.6)	(1)
Adjusted capital expenditures (E)	$220.5	$267.1	$(46.6)	(17)	$454.4	$490.4	$(36.0)	(7)

* Not meaningful
(A)
We have revised the first three quarters of 2012 to reflect a change in the accounting for certain promotional credits for new consumer customers. Previously, these credits were deferred and amortized as a reduction of revenue over the length of the contract with the customer, whereas they should have been recognized in the month the credits were issued. We have determined that these corrections were not material to the periods affected.

(B)
Pro forma results adjusts results of operations under GAAP to exclude all merger and integration costs related to strategic transactions and the results of operations of the energy business acquired as part of PAETEC. For further details on these adjustments, see the Notes to Unaudited Reconciliation of Operating Income and Capital Expenditures Under GAAP to Pro Forma Adjusted OIBDA and Pro Forma Adjusted Capital Expenditures.

(C)	OIBDA is operating income before depreciation and amortization and merger and integration costs.
(D)
Adjusted OIBDA adjusts OIBDA for the impact of restructuring charges, pension expense and share-based compensation. For further details on these adjustments, see the Notes to Unaudited Reconciliation of Operating Income and Capital Expenditures Under GAAP to Pro Forma Adjusted OIBDA and Pro Forma Adjusted Capital Expenditures.

(E)
Adjusted capital expenditures exclude the impact of integration capital expenditures. For further details on these adjustments, see the Notes to Unaudited Reconciliation of Operating Income and Capital Expenditures Under GAAP to Pro Forma Adjusted OIBDA and Pro Forma Adjusted Capital Expenditures.

Exhibit 99(a)

WINDSTREAM CORPORATION
UNAUDITED SUPPLEMENTAL OPERATING INFORMATION
(In thousands)
	THREE MONTHS ENDED				SIX MONTHS ENDED
			Increase				Increase
	June 30,	June 30,	(Decrease)		June 30,	June 30,	(Decrease)
	2013	2012	Amount	%	2013	2012	Amount	%
Business operating metrics:
Customers (A)
Enterprise (B)	185.2	174.0	11.2	6
Small business (C)	435.5	473.5	(38.0)	(8)
Total customers	620.7	647.5	(26.8)	(4)
Net customer losses	6.3	4.8	1.5	31	26.8	26.3	0.5	2

Carrier special access circuits (D)	103.0	113.8	(10.8)	(9)

Consumer operating metrics:
Voice lines	1,783.3	1,887.5	(104.2)	(6)
Net voice line losses	29.6	24.0	5.6	23	104.2	86.1	18.1	21

High-speed Internet	1,194.5	1,210.7	(16.2)	(1)
Net high-speed Internet (losses) additions	(11.4)	(4.6)	(6.8)	*	(16.2)	20.0	(36.2)	*

Digital television customers	414.9	436.4	(21.5)	(5)

Total consumer connections	3,392.7	3,534.6	(141.9)	(4)

* Not meaningful
(A)	Business customers include each individual business customer location to which we provide service and exclude carrier special access circuits.
(B)	Enterprise customers generate $750 or more in revenue per month.
(C)	Small business customers generate less than $750 in revenue per month.
(D)
Carrier special access circuits are dedicated circuits purchased by telecommunication carriers to transport traffic from wireless towers, between points on their network or from their network to a customer location.

Exhibit 99(a)

WINDSTREAM CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS UNDER GAAP
(In millions)

ASSETS			LIABILITIES AND SHAREHOLDERS' EQUITY

	June 30,	December 31,		June 30,	December 31,
	2013	2012		2013	2012
CURRENT ASSETS:			CURRENT LIABILITIES:

Cash and cash equivalents	$78.3	$132.0	Current maturities of long-term debt	$76.8	$866.0
Restricted cash	15.1	26.5	Current portion of interest rate swaps	29.5	29.0
Accounts receivable (less allowance for			Accounts payable	329.9	363.7
doubtful accounts of $37.7 and			Advance payments and customer deposits	226.0	223.3
$42.6, respectively)	613.5	614.1	Accrued dividends	149.6	148.9
Inventories	69.9	75.0	Accrued taxes	103.3	104.3
Deferred income taxes	124.9	249.5	Accrued interest	129.2	113.6
Prepaid income taxes	23.1	23.3	Other current liabilities	288.1	319.6
Prepaid expenses and other	189.0	179.7
			Total current liabilities	1,332.4	2,168.4
Total current assets	1,113.8	1,300.1

Goodwill	4,340.9	4,340.9	Long-term debt	8,867.9	8,099.8
Other intangibles, net	2,163.0	2,311.3	Deferred income taxes	1,827.0	1,896.3
Net property, plant and equipment	5,835.4	5,862.7	Other liabilities	665.5	712.7
Other assets	185.8	167.0	Total liabilities	12,692.8	12,877.2

			SHAREHOLDERS' EQUITY:
			Common stock	0.1	0.1
			Additional paid-in capital	921.5	1,098.3
			Accumulated other comprehensive income	24.5	6.4
			Retained earnings	—	—
			Total shareholders' equity	946.1	1,104.8

			TOTAL LIABILITIES AND
TOTAL ASSETS	$13,638.9	$13,982.0	SHAREHOLDERS' EQUITY	13,638.9	13,982.0

Exhibit 99(a)

WINDSTREAM CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS UNDER GAAP
(In millions)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Cash Provided from Operations:
Net income	$39.7	$51.0	$92.0	$111.4
Adjustments to reconcile net income to net cash provided from operations:
Depreciation and amortization	332.4	320.0	661.9	632.1
Provision for doubtful accounts	16.9	10.6	33.0	25.3
Share-based compensation expense	10.4	6.3	22.8	13.7
Deferred income taxes	17.1	28.2	44.0	64.0
Unamortized net premium on retired debt	—	—	(38.7)	(16.2)
Amortization of unrealized losses on de-designated interest rate swaps	12.4	10.5	25.6	21.6
Plan curtailment and other, net	(0.2)	(11.2)	(22.8)	(24.3)
Changes in operating assets and liabilities, net:
Accounts receivable	(36.3)	(12.1)	(32.4)	(22.0)
Income tax receivable	(0.3)	0.9	(0.3)	122.0
Prepaid income taxes	3.7	(3.4)	0.4	(4.4)
Prepaid expenses and other	1.4	5.9	(24.2)	(51.0)
Accounts payable	35.4	(26.1)	(33.8)	(3.3)
Accrued interest	(31.6)	(38.4)	15.6	(28.4)
Accrued taxes	7.1	6.9	(1.0)	(7.8)
Other current liabilities	8.5	46.6	(23.1)	4.3
Other liabilities	3.2	4.0	(12.9)	(2.3)
Other, net	(11.8)	(1.7)	6.5	2.1
Net cash provided from operations	408.0	398.0	712.6	836.8
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(228.7)	(276.0)	(472.2)	(502.1)
Broadband network expansion funded by stimulus grants	(8.2)	(25.8)	(20.1)	(37.8)
Changes in restricted cash	3.8	(2.2)	11.4	(6.1)
Grant funds received for broadband stimulus projects	22.4	12.9	35.7	19.6
Disposition of wireless assets	—	—	—	57.0
Other, net	—	3.5	—	6.1
Net cash used in investing activities	(210.7)	(287.6)	(445.2)	(463.3)
Cash Flows from Financing Activities:
Dividends paid on common shares	(148.2)	(147.0)	(296.3)	(293.5)
Repayment of debt and swaps	(261.3)	(229.5)	(2,426.2)	(1,003.9)
Proceeds of debt issuances	240.0	245.0	2,435.0	750.0
Debt issuance costs	—	(0.2)	(19.6)	(2.4)
Payment under capital lease obligations	(4.2)	(4.9)	(8.2)	(10.3)
Other, net	0.3	(0.5)	(5.8)	(2.9)
Net cash used in financing activities	(173.4)	(137.1)	(321.1)	(563.0)
Increase (decrease) in cash and cash equivalents	23.9	(26.7)	(53.7)	(189.5)
Cash and Cash Equivalents:
Beginning of period	54.4	64.2	132.0	227.0
End of period	$78.3	$37.5	$78.3	$37.5

Exhibit 99(a)

WINDSTREAM CORPORATION
UNAUDITED RECONCILIATION OF OPERATING INCOME AND CAPITAL EXPENDITURES UNDER GAAP TO PRO FORMA (A)
ADJUSTED OIBDA AND PRO FORMA ADJUSTED CAPITAL EXPENDITURES (NON-GAAP)
(In millions)

		THREE MONTHS ENDED			SIX MONTHS ENDED
		June 30,	June 30,		June 30,	June 30,
		2013	2012		2013	2012

Operating income from continuing operations under GAAP		$227.7	$233.4		$464.1	$479.2
Pro forma adjustments:
Merger and integration costs	(B)	6.8	19.4	(B)	11.9	41.7
Pro forma operating income		234.5	252.8		476.0	520.9
Depreciation and amortization expense	(B)	332.4	320.0	(B)	661.9	632.1
Pro forma OIBDA		566.9	572.8		1,137.9	1,153.0
Other adjustments:
Pension expense	(B)	2.3	1.2	(B)	1.1	0.1
Restructuring charges	(B)	2.7	10.3	(B)	7.6	11.2
Share-based compensation	(B)	10.4	6.3	(B)	22.8	13.7
Pro forma adjusted OIBDA		$582.3	$590.6		$1,169.4	$1,178.0

Capital expenditures under GAAP		$228.7	$276.0		$472.2	$502.1
Pro forma adjustments:
Integration capital expenditures		8.2	8.9		17.8	11.7
Pro forma adjusted capital expenditures	(C)	$220.5	$267.1	(C)	$454.4	$490.4

(A)	Pro forma results adjust results of operations under GAAP to exclude merger and integration costs related to strategic transactions.
(B)	Represents applicable expense as reported under GAAP.
(C)	Pro forma adjusted capital expenditures exclude the impact of integration capital expenditures.

Exhibit 99(a)

WINDSTREAM CORPORATION
NOTES TO UNAUDITED RECONCILIATION OF OPERATING INCOME AND CAPITAL EXPENDITURES UNDER GAAP TO PRO FORMA
ADJUSTED OIBDA, PRO FORMA ADJUSTED CAPITAL EXPENDITURES

Windstream Corporation ("we," "us" or "our") has disclosed in our Form 8-K furnished on August 8, 2013, that we have presented in this package unaudited pro forma results, which excludes all merger and integration costs resulting from strategic transactions and the results of operations of the energy business acquired in 2011 as part of PAETEC, which was included in discontinued operations and sold during the second quarter of 2012. In addition to pro forma adjustments, we have presented certain measures of our operating performance, excluding the impact of restructuring charges, pension and share-based compensation. We have made certain reclassifications and revisions to prior periods to conform with the current presentation.

Our purpose for excluding non-recurring items, the results of the disposed operations, restructuring charges, pension and share-based compensation is to improve the comparability of results of operations for the six month period ended June 30, 2013, to the results of operations for the same periods of 2012 in order to focus on the true earnings capacity associated with providing telecommunication services. Additionally, management believes that presenting pro forma measures assists investors by providing more meaningful comparisons of results from current and prior periods, and by providing information that is a better reflection of the core earnings capacity of our current operations. We use pro forma results, including pro forma OIBDA, pro forma adjusted OIBDA, pro forma capital expenditures and adjusted free cash flow as key measures of the operational performance of our business. Our management, including our chief executive officer, the chief operating decision-maker, consistently uses these measures for internal reporting and the evaluation of business objectives, opportunities and performance.

We claim the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward looking statements include, but are not limited to, statements about expected levels of support from universal service funds or other government programs, expected rates of loss of voice lines or intercarrier compensation, expected increases in high-speed Internet and business data connections, our expected ability to fund operations, expected required contributions to our pension plan, capital expenditures and certain debt maturities from cash flows from operations, expected synergies and other benefits from completed acquisitions, expected effective federal income tax rates, expected annualized savings from the management restructuring and forecasted capital expenditure amounts. These and other forward-looking statements include statements about our ability to generate cash flows in future periods and to pay our current dividend, and these statements are based on estimates, projections, beliefs, and assumptions that we believe are reasonable but are not guarantees of future events and results. Actual future events and our results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Factors that could cause actual results to differ materially from those contemplated in our forward-looking statements include, among others: further adverse changes in economic conditions in the markets served by us; the extent, timing and overall effects of competition in the communications business; the impact of new, emerging or competing technologies; the uncertainty regarding the implementation of the Federal Communications Commission's ("FCC") rules on intercarrier compensation, and the potential for the adoption of further rules by the FCC or Congress on intercarrier compensation and/or universal service reform proposals that result in a significant loss of revenue to us; the risks associated with the integration of acquired businesses or the ability to realize anticipated synergies, cost savings and growth opportunities; for certain operations where we lease facilities from other carriers, adverse effects on the availability, quality of service and price of facilities and services provided by other carriers on which our services depend; the risks associated with any non-compliance by us with regulations or statutes applicable to government programs under which we receive material amounts of end user revenue and government subsidies, leading to possible suspension or debarment from future participation in the programs for a significant period of time; or non-compliance by us, our partners, or our subcontractors with any terms of our government contracts, potentially harming to our reputation with government agencies and resulting in possible restriction in future government activities; the availability and cost of financing in the corporate debt markets; the potential for adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations; the effects of federal and state legislation, and rules and regulations governing the communications industry; material changes in the communications industry that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; unfavorable results of litigation or intellectual property infringement claims asserted against us; continued access line loss; unfavorable rulings by state public service commissions in proceedings regarding universal service funds, inter-carrier compensation or other matters that could reduce revenues or increase expenses; the effects of work stoppages by our employees or employees of other communications companies on whom we rely for service; the impact of equipment failure, natural disasters or terrorist acts; earnings on pension plan investments significantly below our expected long term rate of return for plan assets or a significant change in the discount rate; and those additional factors under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission at www.sec.gov.

In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties that may affect our future results included in our other filings with the Securities and Exchange Commission at www.sec.gov.